Exhibit 21.1
Subsidiaries of Registrant

State
of
Company	Incorporation
PMC Commercial Trust, Ltd. 1998-1	Delaware
PMCT Corp. 1998-1	Delaware
PMCT Sycamore, L.P.	Delaware
PMCT AH Sycamore, Inc.	Delaware
PMCT Macomb, L.P.	Delaware
PMCT AH Macomb, Inc.	Delaware
PMCT Marysville, L.P.	Delaware
PMCT AH, Inc.	Delaware
PMCT Plainfield, L.P.	Delaware
PMC Joint Venture, L.P. 2000	Delaware
PMC Joint Venture LLC 2000	Delaware
PMC Joint Venture, L.P. 2001	Delaware
PMC Joint Venture LLC 2001	Delaware
PMC Joint Venture, L.P. 2002-1	Delaware
PMC Joint Venture LLC 2002-1	Delaware
PMC Joint Venture, L.P. 2003-1	Delaware
PMC Joint Venture LLC 2003-1	Delaware